Exhibit 12.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-88854, 333-100522, 333-51446, 333-15409, 333-9368 and 333-1796 of Kerzner International Limited (the “Company”) on Form F-3, S-8, S-8, F-4, S-8 and S-8, respectively, of our report dated January 31, 2003, except with respect to the matter discussed in the third paragraph of Note 12 to those financial statements, as to which the date is February 7, 2003, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2002, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2002. Such report expresses an unqualified opinion and includes explanatory paragraphs concerning the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
June 30, 2003